EXHIBIT 10.7
LAW OFFICES OF William B. Barnett __________ OF COUNSEL Alan L. Rosen	21550 OXNARD STREET MAIN PLAZA - SUITE 200 WOODLAND HILLS, CALIFORNIA 91367 TELEPHONE (818) 595-7717 FAX (818) 999-2269 wbarnett@wbarnettlaw.com

May 25, 2007

CONFIDENTIAL

Alex Tawse, Chief Executive Officer
United States Oil & Gas Corporation
8650 Spicewood Springs, Ste. 145-591
Austin, Texas 78759

Re:           Terms of Engagement, Conflict Waiver and Relationship Matters

Dear Mr. Tawse:

We are pleased to have the opportunity to serve as attorneys for United States Oil & Gas Corporation (hereinafter referred to as the “Company”).  This letter agreement and the enclosed Standard Terms of Retention (the “Terms”) confirm our discussions and contain the Company’s agreement with us regarding the engagement of our firm.

We are very excited about the Company’s prospects and would like to be a part of the Company’s future success.  I want to also let you know that we share your concern about being very efficient and very-cost effective while ensuring that quality does not suffer.  We understand the need that our startup clients have to minimize expenses and we will proactively manage your account with legal fees in mind.

Scope of Engagement.

The firm will perform those legal services which you request that it perform.  However, it is our understanding that you are engaging the firm in connection with the following:

(a)	Preparation of a Regulation S Stock Purchase Agreement (the “Agreement”), Investor Agreement, and due diligence.

(b)	General corporate governance relating to the preparation of the Agreement.

We have not been asked to represent the Company in other legal matters at this time.  Unless otherwise agreed in writing, the terms of this letter agreement and the Terms will also apply to any additional matters we agree to handle on the Company’s behalf.

Fee Proposal.

I think that it is both appropriate and helpful to a client for me to outline in writing this firm’s legal fee structure and, when possible, estimate the legal fees or give a fixed quote for the required representation.  I believe it to be good business practice to discuss the subject of fees with a client at the beginning of our representation.

The fees charged for legal services traditionally are based upon a combination of the following factors: (a) the complexity of the matter and the degree of expertise required to handle the project; (b) the amount of time involved; and (c) sometimes the results obtained on the client’s behalf.  The nature of the project will often determine how the fees are charged.  The fee arrangement should be established at the beginning of the representation and should be clearly outlined in writing or thoroughly discussed with the client so there are no misunderstandings.  I prefer to use a fee letter that both the client and the law firm agree to.

Alex Tawse, Chief Executive Officer
United States Oil & Gas Corporation
May 25, 2007

The present scope of the legal work required is outlined under Scope of Engagement above.  I am confident that the Law Offices of William B. Barnett can handle the work required in a timely manner and for a fee that is fair to the Company.  The fees for securities work done by most qualified law firms are charged at a premium over standard rates due to the specialized skills and high risks involved.  I have found most clients in today’s economy have requested a fixed fee quote for securities work as an alternative to an hourly rate, since it is easier to budget.  I would like to suggest the following alternative fee arrangement, which incorporates your specific request:

Fixed Fee

(a)	Payment of a fixed non-refundable fee of $5,000.

(b)	All other legal work, outside of the Scope of Engagement will be billed at our current hourly rates which are $350.

Billing Procedures

We keep detailed records of the expenses we incur and, where appropriate, the time we spend on a project, and bill the work regularly to keep the client informed of our activities on his behalf.  Each statement is carefully reviewed to determine whether a charge is justified before it is sent.  Unless otherwise requested, the statements will contain a brief summary of the nature of the work and the costs advanced.  In addition to the fees, you will be billed for all costs and expenses advanced on your behalf including filing fees, court costs, photocopies, facsimile charges, long distance, travel, and other out-of-pocket expenses.  A schedule of our current charges is available on request.  Any large or extraordinary expenses will be billed to you directly by the provider and are due on receipt.  We encourage clients to ask questions and discuss our services and fees when the statement is received.

Identity of Client.

We will represent only the Company in connection with the “Scope of Engagement.”  Unless expressly agreed in writing, we will not be representing any of the Company’s related or affiliated or associated persons or entities (collectively, “Affiliates”), i.e., any parent, subsidiary, or affiliated corporation or other entity, or any of the Company’s or their officers, directors, investors, agents, partners or employees (collectively, “Agents”), in connection with the “Scope of Engagement.”

Waiver of Prospective Conflicts on Unrelated Matters.

We represent many other clients.  It is possible that during or after the time we represent the Company, other present or future clients will ask us to represent them in disputes or transactions with or involving the Company (which term in this section includes any Affiliates or Agents) as to legal matters substantially unrelated to our representation of the Company.

Because our representation of the Company is limited to the “Scope of Engagement,” we wish to clarify our mutual understanding with the Company as to the extent to which our present representation both will affect, and will not affect, our ability to represent other existing or future client in other legal matters, whether or not the Company (including, for these purposes, Affiliates and Agents) is adverse or otherwise involved in those matters.  As a condition of our undertaking this matter, the Company agrees that:

•
we can continue to represent, or can in the future represent, existing or new clients in any matter, including litigation or other adversarial proceedings, so long as the matter is not substantially related to our work for the Company on the “Scope of Engagement,” even if those other clients’ interests are adverse to the Company in the other matter,

Alex Tawse, Chief Executive Officer
United States Oil & Gas Corporation
May 25, 2007

•	we might obtain confidential information of interest to the Company in these other matters that we cannot share with the Company, and

•	the Company waives any conflict of interest that might arise from any of such engagements, and will not seek to disqualify us in or assert a conflict with respect to any of those engagements.

If for any reason, the Company’s consent and waiver of potential conflicts is not effective in the circumstances, the Company consents to our resignation from our representation of it if resignation at the time is otherwise permissible under applicable professional rules.  In that case, the Company would need to engage, at the Company’s expense, separate counsel to represent its interests.

Of course, without the Company’s further prior written consent, we cannot and will not represent another client in a matter adverse to the Company if we have obtained confidential information of a nonpublic nature from the Company, as result of our representation of the Company, that, if known to the other client, could be used in the other matter by the other client to the Company’s material disadvantage.

Arbitration.

The Terms include an agreement to arbitrate before and pursuant to the Commercial Rules (as then in effect) of the American Arbitration Association in the City of Los Angeles, California.  The Company should note discovery rules, standards of evidence, rights to appeal, and procedural rules, among other things, differ in arbitration from the rules applicable in a civil trial.  If the Company agrees to arbitration, the Company also will be agreeing to waive any right to a jury or court trial.

If the Company does not wish to agree now to arbitration of any disputes, claim or controversies to the extent provided in the attached Terms, check this box ☐.  If the box is checked, the arbitration provisions in the enclosed Terms will be deemed deleted.

We are pleased to be retained as your legal counsel, and we look forward to working with you.  Please sign, initial and fax this letter to me at (818) 595-7717 to signify your agreement regarding the matters covered by this letter.

Very truly yours,

William B. Barnett

ACCEPTED AND AGREED WITH
CONSENTS AND WAIVERS GRANTED:

United States Oil & Gas Corporation

By:           /s/ Alex Tawse

Alex Tawse, Chief Executive Officer

STANDARD TERMS OF RETENTION
LAW OFFICES OF WILLIAM B. BARNETT
A PROFESSIONAL LAW CORPORATION

Except as modified in writing, the following provisions will apply to the relationship between Law Offices of William B. Barnett, a Professional Law Corporation (the “Firm”), and you:

i.
Fee.  Other than flat fee, fixed fee or contingent fee arrangements, fees for our services will be based on time spent and hourly billing rates current at the time that the services are performed.  The billing rates of our attorneys and legal assistants vary, depending generally on the experience ad capabilities of the attorney or legal assistant involved, and we adjust these rates from time to time.  The time for which you will be charged will include, but will not be limited to, time spent in telephone and office conference with you and with other counsel, witnesses, consultants, court personnel and others; factual investigation; legal research; responding to your request for us to provide information to auditors in connection with reviews or audits of financial statements; drafting of letters, agreements, pleadings, briefs and other documents; traveling (port-to-port); any other task or obligation that takes us out of the office; court appearances, including waiting in court; and depositions and other discovery proceedings.

ii.
Costs.  In addition to our fees, we will bill you separately, and typically monthly, for costs and expenses incurred and ancillary services provided such as photocopying, attorney service, messenger and delivery service, computerized research, travel (including mileage, parking, airfare, lodging, meals and ground transportation), telephone, notebook, exhibits, reproduction expenses, telecopying, secretarial overtime, court costs and filing fees.  Unless special arrangements are made, we do not take responsibility for paying fees and expenses of others, which will be your responsibility and may be billed directly to you.

iii.
Retainer.  Other than non-refundable flat fee and fixed fee arrangements, in addition to any retainer to which you have agreed, the Firm reserves the right, as a condition to providing further services, to request an increase in the retainer in the event that the amount of work which we are called upon to perform, or expenses we are required to incur or advance, exceeds this Firm’s current expectation.

iv.
Estimates Not Binding.  Other than flat fee and fixed fee arrangements, although we may furnish estimates of fees or costs that we anticipate will be incurred, these estimates are not intended to be binding, are subject to unforeseen circumstances, and are by their nature inexact.

v.
Billing and Payment.  Fees and expenses will generally be billed monthly and are payable upon presentation.  We expect prompt payment.  We reserve the right to postpone or defer providing additional services or to discontinue our representation if billed amounts are not paid when due.  We will be entitled to assume that you have raised any questions you have about a bill within 10 days of receipt.

vi.	Cooperation. You will cooperate fully in our efforts on your behalf.

vii.
Termination By You.  You have the right at any time, in your sole discretion, to terminate our services and representation.  Upon our termination, you will remain obligated to pay for all services rendered and costs or expenses paid or incurred on your behalf prior to the date of such termination or which are reasonably necessary thereafter.

viii.
Termination By Us.  We reserve the right to withdraw from representing you if, among other things, you fail to honor the terms of our engagement letter, you fail to cooperate or follow or advice on a material matter, or any fact or circumstance occurs that would, in our view, render our continuing representation unlawful or unethical.  If we elect to withdraw, you will take all steps necessary to free us of any obligation to perform further services, including the execution of any documents necessary to complete our withdrawal, and we will be entitled to be paid at the time of withdrawal for all services rendered and costs and expenses paid or incurred on your behalf.

ix.
Date of Termination.  Our representation of you will be considered terminated at the earlier of (i) your termination of our representation, (ii) our withdrawal from our representation of you, or (iii) the substantial completion of our substantive work for you.

x.
Related Activities.  If any claim or action is brought against us or any personnel of the Firm based on your negligence or misconduct, or if we are asked to testify as a result of our representation of you or must defend the confidentiality of your communications in any proceeding, you agree to pay us for any resulting costs or damages, including our time, even if our representation of you has ended.

xi.	No Guarantee of Outcome. We do not and cannot guarantee any outcome in a matter.

xii.
Conflicts.  Our ethical obligations will require us, while this representation is ongoing, to decline any other engagements which conflict directly with this representation unless you otherwise consent.  When this representation in concluded, however you understand that we will not be excluded from accepting a representation adverse to you, except where there is substantial relationship between that representation and our present representation of you.  Naturally, we will not disclose any confidential information received in the course of our representation of you in any future representation without your consent, just as we will not disclose to you the confidences of our other clients even if that might be to your advantage.

xiii.
Client.  As set forth in our letter accompanying these Standard Terms of Retention, you are the Firm’s client for purposes of our representation.  Unless expressly agreed otherwise, we are not undertaking the representation of (i) any person or entity related or affiliated with you; (ii) any of your relatives (including parents, children or brothers/sisters), subsidiaries, or affiliated corporations or entities; and (iii) any members, officers, directors, agents or employees of you or of any related or affiliated entities.

Alex Tawse, Chief Executive Officer
United States Oil & Gas Corporation
May 25, 2007

xiv.
Payment Notwithstanding Dispute.  In the event of any dispute that relates to our entitlement to any payment from you, all undisputed amounts shall be paid by you.  Any amounts in any client trust account held on your behalf, sufficient to pay the disputed amounts shall continue to be held in such trust account until the final disposition of the dispute.

xv.
Documents Retention and Destruction.  In the course of our representation of you, we are likely to come into possession of copies of originals of documents or other material belonging to you or others (collectively “materials”).  Once the particular matter to which those materials related has been concluded, this Firm will have no further responsibility to maintain such materials.  If you have not sought the return of such materials within one year of the closing of the matter to which such materials relate, we will thereupon have the right to destroy such materials.

xvi.
Interest.  All statements are due and payable upon receipt.  We reserve the right to charge simple interest at 10% per annum on all sums, whether for fees or reimbursement of costs, not paid within thirty days of the rendering of our statement.  Our failure to impose this interest charge on any occasion, or on multiple, numerous, and even repetitive occasions, is not a waiver of our right to thereafter impose this charge on unpaid amounts from the thirty-first day after each unpaid amount was initially billed.

xvii.
Application to Subsequent Matters.  The agreement reflected in these Terms of Retention, and in the accompanying letter, apply to our present representation of you and to any subsequent matters which we agree to undertake on your behalf.

xviii.
ARBITRATION.  IN THE EVENT OF A DISPUTE BETWEEN YOU AN THE FIRM REGARDING FEES, COSTS, OR ANY OTHER MATTER RELATED TO OR ARISING OUT OF OUR ENGAGEMENT BY YOU, OR ARISING OUT OF YOUR OR OUR PERFORMANCE OF THE AGREEMENT PURSUANT TO WHICH OUR SERVICES ARE PERFORMED (INCLUDING THE QUALITY OF THE SERVICES WHICH WE RENDER), YOU HAVE THE RIGHT TO HAVE THE DISPUTE DETERMINED, SETTLED AND RESOLVED BY CONFIDENTIAL ARBITRATION PURSUANT TO CALIFORNIA BUSINESS AND PROFESSIONS CODE SECTIONS 6200-6206 WHICH PROVIDE PROCEDURES FOR ARBITRATION, ANY AWARD SHALL BE FINAL, BINDING, AND CONCLUSIVE UPON THE PARITES, AND A JUDGMENT RENDERED THEREON MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.  IF YOU DO NOT SELECT ARBITRATION, ANY DISPUTE MAY BE DETERMINED BY A COURT OF LAW ON AN ACTION BROUGHT BY EITHER PARTY.  THE PREVAILING PARTY IN ANY SUCH ARBITRATION OR COURT ACTION SHALL BE ENTITLED TO REASONABLE ATTORNEYS’ FEES AND COSTS.  YOU AN THE FIRM AGREE THAT VENUE FOR ANY SUCH ARBITRATION OR COURT ACTION SHALL BE IN LOS ANGELES COUNTY, CALIFORNIA, AND FURTHER AGREE TO SUBMIT TO THE PERSONAL JURISDICTION OF THE ARBITRATOR OR THE SUPERIOR COURT OF THE STATE OF CALIFORNIA FOR THE COUNTY OF LOS ANGELES.

xix.
Errors and Omissions Insurance.  The Firm maintains errors and omissions insurance coverage for the services to be provided hereunder, with policy limits in excess of those required to be disclosed by law.